AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1996

                                                  REGISTRATION NO. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          BIO-TECHNOLOGY GENERAL CORP.
             (Exact name of registrant as specified in its charter)

DELAWARE                                           13-3033811
(State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                  Identification Number)

                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 632-8800

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                ---------------

                                    SIM FASS
                                    PRESIDENT
                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830
                                 (908) 632-8800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              CARL E. KAPLAN, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103

                                ---------------

APPROXIMATE DATE OF COMMENCEMENT
OF PROPOSED SALE TO THE PUBLIC:     From time to time after the effective date
                                    of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
            Title of Shares                Amount to be        Proposed Maximum           Proposed Maximum             Amount of
            to be Registered                Registered     Aggregate Price Per Unit   Aggregate Offering Price     Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock           813,333            $4.92(1)                   $4,001,598.87(1)             $1,380(1)
- ------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock           406,666            $9.84(2)                   $4,001,593.44(1)             $1,380(2)
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share     1,219,999          (3)                        (3)                          (3)
- ------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                                 $2,760
====================================================================================================================================

(1) In accordance with Rule 457(g)(1) under the Securities Act of 1933, the price used for calculating the registration fee is the exercise price, $4.92, of the Warrants.

(2) In accordance with Rule 457(g)(1) under the Securities Act of 1933, the price used for calculating the registration fee is the exercise price, $9.84, of the Warrants.

(3) In accordance with Rule 457(i) under the Securities Act of 1933, where convertible securities and securities into which conversion if offered are registered at the same time, the registration fee is based on the proposed offering price of the convertible securities alone.

                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 19, 1996

                          BIO-TECHNOLOGY GENERAL CORP.

               813,333 Warrants to purchase shares of Common Stock
                     at a purchase price of $4.92 per share
               406,666 Warrants to purchase shares of Common Stock
                     at a purchase price of $9.84 per share
       1,219,999 shares of Common Stock issuable upon exercise of Warrants

                            ------------------------

     This Prospectus relates to (i) the resale of warrants to purchase shares of common stock, $.01 par value ("Common Stock"), of Bio-Technology General Corp. (the "Company" or "BTG") at a purchase price of $4.92 per share (the " A Warrants") from time to time for the account of a certain security holder (the "Selling Security Holder"), (ii) the resale of warrants to purchase shares of Common Stock of the Company at a purchase price of $9.84 per share (the "B Warrants," and together with the A Warrants, the "Warrants") from time to time for the account of the selling security holder (the "Selling Security Holder"),
(iii) the resale of shares of Common Stock issuable upon exercise of the Warrants from time to time for the account of the Selling Security Holder, and
(iv) the issuance of shares of Common Stock upon exercise of the Warrants by any holder of the Warrants other than the Selling Security Holder.

     The Company will not receive any of the proceeds from the sale of the Common Stock or the Warrants by the Selling Security Holder. The proceeds from the exercise of the Warrants, if any, will be received by the Company. See "Use of Proceeds."

     The 813,333 A Warrants and 406,666 B Warrants, each exercisable for one share of Common Stock, which may be sold by the Selling Security Holder were originally issued by Gynex Pharmaceuticals, Inc. ("Gynex") in a private placement of units in March 1992 (the "Gynex Private Placement"). In August 1993, Gynex merged with and into a wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the Merger, all of the issued and outstanding warrants of Gynex were converted into warrants to purchase the Company's Common Stock at an exchange ratio of 1 share of Gynex common stock for each 0.61 shares of the Company's Common Stock (the "Exchange Ratio") with an appropriate adjustment to the exercise price giving effect to the Exchange Ratio.

     The Warrants are immediately exercisable and transferable. The A Warrants and the B Warrants may be exercised at any time on or prior to 5:00 p.m. (Eastern Standard Time) on March 31, 1998 and March 31, 1999, respectively. See "Selling Security Holder" and "Description of Capital Stock."

     The distribution of the Common Stock and Warrants by the Selling Security Holder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock or Warrants may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holder may effect such transactions by selling shares and Warrants to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holder and/or purchasers of shares and Warrants for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Security Holder may also sell the shares of Common Stock or the Warrants pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge shares and Warrants as collateral for margin accounts and such shares and Warrants could be resold pursuant to the terms of such accounts. The Selling Security Holder and any broker-dealers that act in connection with the sale of Common Stock or Warrants might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares or Warrants might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock and Warrants against certain liabilities, including liabilities arising under the Securities Act.

          (Outside Front Cover Page is continued on the following page)

                   (Continuation of Outside Front Cover Page)

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "BTGC." On April 17, 1996, the closing sale price of the Common Stock was $5.8125 per share. In addition, the Company has two separate classes of warrants that presently trade on the Nasdaq National Market under the symbols "BTGCL" and "BTGCZ." The Company does not intend to apply to list the Warrants on any securities exchange, but it is anticipated that the Warrants will trade on the OTC Market. To date the Warrants registered herein have not been traded, and it is unlikely that an active trading market in the Warrants will develop and continue.

                            ------------------------


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" LOCATED ON PAGE 8.

     All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Security Holder will pay underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Security Holder.

                            -------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                         OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            -------------------------


                The date of this Prospectus is ___________, 1996

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in the Prospectus or a supplement to this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any other person. Neither this Prospectus nor any supplement to this Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or a supplement to this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                            PAGE

Available Information.......................................................  5
Information Incorporated by Reference.......................................  6
The Company.................................................................  7
Risk Factors................................................................  8
Use of Proceeds............................................................. 16
Description of Capital Stock................................................ 16
Selling Security Holder..................................................... 18
Plan of Distribution........................................................ 18
Legal Matters............................................................... 19
Experts  ................................................................... 19

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

          (Inside Front Cover Page is continued on the following page)

                    (Continuation of Inside Front Cover Page)


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-15313) pursuant to the Exchange Act are incorporated by reference into this
Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended.

         (ii)     The Company's Current Report on Form 8-K dated April 9, 1996.

         (iii) The Company's Form 8-A dated July 25, 1983, as amended by Amendment No. 1 to Form 8-A dated September 29, 1983 and Amendment No. 2 to Form 8-A dated October 1, 1986.

         (iv) The Company's Form 8-A dated April 19, 1996, relating to the A Warrants.

         (v) The Company's Form 8-A dated April 19, 1996, relating to the B Warrants.


     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents. Requests should be addressed to: Bio-Technology General Corp., 70 Wood Avenue South, Iselin, New Jersey 08830, Attention: President (Tel. No. (908) 632- 8800). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                   THE COMPANY

     The Company, founded in 1980, is principally engaged in the research, development, manufacture and marketing of products for human health care. The Company is focusing primarily on the development of therapeutic products that address serious conditions such as endocrine and metabolic disorders, cardio/pulmonary diseases, ophthalmic and skin disorders.

     The Company's marketed products include Bio-Tropin(TM) (human growth hormone), which is currently being marketed in several countries in Europe, Latin America, Asia and the Far East for the treatment of growth hormone deficiency in children; Oxandrin(R) (oxandrolone), which is primarily marketed in the United States, for the treatment of weight loss; BioLon(TM) (sodium hyaluronate), which is currently marketed in several countries in North and Latin America, Europe, Asia and the Far East for the protection of the corneal endothelium during intraocular surgery; Delatestryl(R) (injectable testosterone), which is currently marketed in the United States for hypogonadism and delayed puberty; and Silkis(R), a vitamin D derivative, which is currently approved in two European countries for the topical treatment of recalcitrant psoriasis.

     The Company's principal products in advanced stages of development and clinical testing include Oxandrin for the treatment of Turner syndrome in girls and constitutional delay of growth and puberty in boys; Androtest-SL(R) (sublingual testosterone) for hypogonadism; Bio-Hep-B(TM), a third generation vaccine against hepatitis B virus; a higher dose formulation of Oxandrin (oxandrolone), for AIDS cachexia; OxSODrol(TM) (human superoxide dismutase) for the treatment of bronchopulmonary dysplasia in premature infants; Hepandrin(TM) (oxandrolone), for the treatment of alcoholic hepatitis; and Imagex(TM), a clot-imaging agent. BTG's current pre-clinical research focus is on cardiovascular drugs, including an anti-reocclusion agent and an anti-coagulant.

     The Company believes that its specialized biotechnology skills, including its vector technology, macromolecular purification processes and manufacturing capabilities, give it competitive advantages in developing and commercializing new biotechnology products. In addition to its specialized genetic engineering skills, the Company has expertise in the clinical development of more traditional pharmaceutical agents. To enhance the Company's research and development activities, the Company has established ties with leading academic and scientific institutions around the world, some of which also undertake research projects with the Company. These institutions are important resources for the Company, providing access to technological advances in the fields of biotechnology, drug-delivery, biology and pre-clinical research. During 1995 the Company established a sales and marketing force in the United States to promote distribution of Oxandrin and other BTG products in the United States.

     The Company's headquarters are located at 70 Wood Avenue South, Iselin, New Jersey, where the Company has leased approximately 12,800 square feet of office space. Human clinical studies, marketing activities, quality assurance and regulatory affairs are coordinated at the Company's headquarters. Pre-clinical studies, as well as research, development and manufacturing activities, are primarily carried out through its wholly-owned subsidiary in an approximately 80,000 square foot research and Good Manufacturing Practice ("GMP") designed manufacturing facility located in Rehovot, Israel. All references herein to BTG or the Company mean Bio-Technology General Corp. and its wholly-owned subsidiaries, Bio-Technology General (Israel) Ltd. ("BTG-Israel") and BTG Pharmaceuticals Ltd. N.V.

                                  RISK FACTORS

     The securities being offered hereby involve a high degree of risk. Prospective investors should review the entire Prospectus and the information incorporated herein by reference and carefully consider, among other factors, the matters set forth below This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

     Limited Commercial Products. The Company's principal activities since its formation in 1980 have been the research and development of products with commercial potential. Commercialization of the Company's products is subject to successful clinical testing and governmental approvals, the timing of which is not within the control of the Company and has taken and may continue to take longer than anticipated. Acceptance by the medical community of the Company's products is also necessary for their successful commercialization.

     Lack of Profitable Operations. Prior to 1995, the Company's revenue was not sufficient to offset the expenses incurred in its research, development and production activities. At December 31, 1995, the Company had an accumulated deficit of $92,202,000. To the extent the Company is unable to sustain its profitability, its ability to continue its operations will depend upon its ability to secure additional funds from other sources. See "--Capital Needs." Revenue may display significant variations due to the introduction of new research and development contracts and licensing arrangements, the completion or termination of those contracts and arrangements, the timing and amounts of milestone payments, the timing of payments and the timing of regulatory approvals of products. The Company's profitability will be dependent on its success in developing, obtaining regulatory approvals for and effectively marketing its product. There can be no assurance as to whether the Company will be able to sustain profitability.

     Capital Needs. Historically, the substantial majority of the Company's funds necessary to finance its operations has been provided by debt and equity financings. The Company has also relied on contract fees and research and development revenue provided by the Company's collaborative partners and funds for research and development provided by the Chief Scientist of the State of Israel (the "Chief Scientist") to finance its operations. There can be no assurance that these financing alternatives will be available in the future to satisfy the Company's cash requirements. The Company believes that its remaining cash resources, together with anticipated product sales, scheduled payments to be made to BTG under its current agreements with pharmaceutical partners and third parties, the proceeds of sales of equity and continued funding from the Chief Scientist at current levels, will be sufficient to fund the Company's operations at least until the end of 1997. There can, however, be no assurance that product sales will occur as anticipated, that scheduled payments will be made by third parties, that current agreements will not be canceled, that the Chief Scientist will continue to provide funding at current levels, or that unanticipated events requiring the expenditure of funds will not occur.

     The satisfaction of the Company's future cash requirements will depend in large part on the status of commercialization of the Company's products, the Company's ability to enter into additional research and development and licensing arrangements, and the Company's ability to obtain additional equity investments, if necessary. There can be no assurance that the Company will be able to obtain additional funds or, if such funds are available, that such funding will be on favorable terms. In addition, the indentures under which the Company's debt securities were issued limit the ability of the Company to satisfy its cash requirements through borrowings or the issuance of debt securities, and prohibit the sale of equity securities at a price per share of less than $1.00 (as adjusted under certain circumstances). The Company continues to seek additional collaborative research and development and licensing arrangements, in order to provide revenue from sales of certain products and funding for a portion of the research and development expenses relating to the products covered, although there can be no assurance that the Company will be able to obtain such agreements.

     The annual cash flows of the Company have fluctuated significantly due to the impact of net losses, capital spending and issuances of Common Stock and other financings. The Company expects that cash flow in the near future will be primarily determined by the levels of net income (loss) less depreciation and amortization, and financings, if any, undertaken by the Company.

     Patents and Protection of Proprietary Technology. The Company has developed patentable technology and proprietary know-how and has acquired from various universities and institutions certain basic technologies, as to which either patents have been issued or patent applications are pending. There can be no assurance that patent applications will result in issued patents or that patents will not be circumvented or invalidated. The Company also relies on unpatented proprietary technology. There can be no assurance that others may not obtain access to BTG's proprietary technology. Furthermore, there can be no assurance that others may not independently develop the same or similar technology and obtain patents thereon either in the United States or in jurisdictions where the Company is seeking patents for which the Company may have to obtain licenses. There can be no assurance that needed licenses will be available on acceptable terms or at all. The Company believes that important legal issues remain to be resolved as to the extent and scope of patent protection for biotechnology products, and the Company expects that administrative hearings, litigation or both will be necessary to determine the validity and scope of its and others' proprietary or biotechnology patents. Such administrative proceedings or litigation may require a significant commitment of the Company's resources in the future.

     During 1991, the Company received notification from the United States Patent and Trademark Office (the "Patent Office") Board of Patent Appeals and Interferences of the declaration of an interference between an issued patent assigned to the Company covering a method for producing enzymatically active human copper/zinc superoxide dismutase ("SOD") in bacteria and a pending application of Chiron Corporation ("Chiron"), which claims an earlier filing date. While the Company is vigorously defending its patent, it cannot predict the outcome of such interference. However, should the Company's patent be disallowed and a corresponding patent be issued to Chiron, the Company's present method of producing enzymatically active human copper/zinc SOD in bacteria may need to be altered, which may or may not be possible; alternatively, the Company could seek a license to market under Chiron's patent, which may or may not be available. Subsequent to the interference being declared, Chiron was issued a U.S. patent for the bacterially produced form of recombinant human copper/zinc SOD. The Company is seeking to have the Patent Office either expand the scope of the existing interference action or declare a separate interference to determine that the Company rather than Chiron should hold the patent for the bacterially produced form of recombinant human copper/zinc SOD on the basis that the Company's scientists, not Chiron scientists, invented the method for producing recombinant human copper/zinc SOD in bacteria. Unless the Company is able to prevail in this effort or to obtain a license from Chiron, the Company may be unable to commercialize OxSODrol in the United States. This matter is currently under consideration by the Patent Office. In addition, the Israeli Patent Office has accepted a Chiron patent application covering a DNA construct having certain specified features for expression of active copper/zinc SOD and a method for production of active copper/zinc SOD in a microorganism harboring this construct. The Company is opposing the grant of this patent; however, there can be no assurance that this opposition will be successful. If the opposition is unsuccessful, the Company may be precluded from manufacturing OxSODrol in Israel.

     In September 1991, the Company received a letter from Biogen stating that it believed that the Company's recombinant surface antigen of the hepatitis-B virus, which is an active ingredient of the Company's Bio-Hep-B, or the Company's intermediates for the process of making such antigen, falls within the claims of one or more of Biogen's patents and/or patent applications. To date, the Company's activities with respect to its Bio-Hep-B have been limited to research and clinical evaluations, which activities the Company believes do not infringe Biogen's patent rights. The Company has also made inquiries of Biogen and SmithKline Beecham (the exclusive licensee of all of Biogen's hepatitis-B patents except those in Japan) requesting that the Company be granted a license to the Biogen patents; however, such efforts have not been successful to date.

     In January 1992, BTG-Israel filed an application in the Israeli Patent Office for a compulsory license to manufacture BTG's Bio-Hep-B under Biogen's Israeli patent which license, upon approval, would enable BTG to produce the vaccine in Israel and likely to export the vaccine to countries in which neither Biogen nor others have been granted a blocking patent. In September 1995 the Israeli Registrar of Patents ruled in an interlocutory decision that BTG-Israel is entitled to a compulsory license to the Biogen patent, which license will enable the Company to produce the vaccine in Israel and likely to export the vaccine to countries in which neither Biogen nor others have been granted a blocking patent. Biogen's appeal of the interlocutory decision was rejected. The Registrar now has to finalize the terms of the license, including royalties to be paid by BTG to Biogen. There can be no assurance that a compulsory license will finally be issued and there can be no assurance that if it issues, the grant will not be appealed by Biogen or overturned by a court. If a compulsory license is not issued or if a court overturns the issuance, BTG may not be able to manufacture or sell its Bio-Hep-B in Israel or to export such product from Israel unless the patent is revoked. In August 1992, Biogen sued BTG-Israel for allegedly infringing its Israeli patent (which is the subject of the compulsory license application) by virtue of its preparation of BTG's Bio-Hep-B for use in clinical trials, and applied for an interlocutory injunction restraining BTG-Israel from continuing research and development and clinical trials. In June 1993, the District Court of Tel Aviv, Israel denied Biogen's application for an interlocutory injunction in connection with research and development and clinical trials, but did prohibit BTG-Israel from commercial marketing of Bio-Hep-B unless permitted by Biogen or its exclusive licensee, until a compulsory license is obtained, or until the patent is revoked.

     On March 16, 1993, Genentech Inc. ("Genentech") filed a complaint with the U.S. International Trade Commission (the "ITC") alleging, among other things, that BTG's importation of human growth hormone ("hGH") into the United States violates Section 337 of the Tariff Act of 1930 because of the existence of certain claims in U.S. patents of Genentech. Genentech sought an immediate investigation and an order that BTG cease and desist from importing hGH into the United States. The trial on the Genentech complaint was held in April 1994. In January 1995 the ITC issued a final decision dismissing the complaint with prejudice as a sanction for Genentech's conduct which resulted in an incomplete record and violated the due process rights of BTG and Novo-Nordisk A/S, another respondent in the proceeding. The ITC also found no violation by BTG of Section 337 of the Tariff Act of 1930. Genentech appealed the ITC decision to the United States Court of Appeals for the Federal Circuit (the "CAFC"). The appeal was heard on December 4, 1995, and a decision is pending.

     On December 1, 1994, Genentech filed a lawsuit against the Company in the United States District Court for the District of Delaware alleging that BTG's importation of BTG's hGH infringed two Genentech process patents. In January 1995, BTG commenced an action against Genentech in the United States District Court for the Southern District of New York seeking, among other things, declaratory judgment as to the non-infringement, invalidity and unenforceability of such Genentech patents. The Delaware action was consolidated with the New York action, and in August 1995 the United States District Court for the Southern District of New York granted a preliminary injunction prohibiting the commercial introduction in the United States of BTG's hGH. BTG appealed to the United States Court of Appeals for the Federal Circuit and, on April 8, 1996, that court affirmed the preliminary injunction obtained by Genentech prohibiting the commercial introduction of BTG's hGH in the United States, finding that Genentech had established before the District Court a reasonable likelihood of success on the merits of its patent infringement claim. The case now returns to the Federal District Court in New York for further proceedings and trial. The Company expects to incur substantial legal fees in defending and prosecuting these lawsuits with respect to Genentech.

     In September 1993, JCR Pharmaceuticals Co., Ltd. ("JCR"), the Company's exclusive distributor of human growth hormone products in Japan, received a letter from attorneys representing Genentech and its Japanese licensee claiming that JCR's sale of the Company's hGH in Japan infringed certain Genentech patents and patent applications and demanding that JCR cease the sale of the Company's hGH in Japan. There can be no assurance that the Company's hGH will not be found to infringe certain Genentech patents in Japan. If the Company's hGH is found to infringe certain Genentech patents in Japan, the Company may be obligated to pay money damages and will be obligated to obtain a license from Genentech in Japan, of which there can be no assurance, or JCR will be required to stop selling the Company's hGH in Japan.

     Genentech has been granted patents in Israel which cover general methods of genetically engineering products. The Company is opposing the grant of three of these patents; two U.S. patents granted to Genentech which correspond to one of the three patents granted to Genentech in Israel are currently the subject of the complaint asserted by Genentech against the Company before the ITC and in the District Court in New York. There can be no assurance that the Company will be successful in its opposition to these patents. If the Company is unsuccessful in its opposition, then the Company may be unable to manufacture its products in Israel.

     Janssen, a division of Johnson & Johnson, has commenced an interference action in the U.S. Patent Office relating to a cyclodextrin patent. One claim of this patent, which relates to the cyclodextrin patent is exclusively licensed to BTG. If Janssen is successful in the interference proceeding, BTG may not be able to market Androtest-SL in the United States without a license, which may not be available. The Company is currently in negotiations to secure a license to Janssen's patents and technology, although there can be no assurance it will be able to obtain a license on reasonable terms or at all. If Janssen is successful in this interference action and BTG is unable to obtain a license, BTG may be prohibited from commercializing Antrotest-SL.

     Healthcare Reimbursement May Not be Available. The Company's ability to successfully commercialize human therapeutic products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in product development. Government and other third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the United States Food and Drug Administration ("FDA") and by refusing, in some cases, to provide any coverage for use of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's healthcare products, the market acceptance of these products would be adversely affected. It is anticipated that one or more healthcare reform proposals, the principal goals of which will be to provide health insurance coverage to substantially all Americans and to reduce the rate of increase in national healthcare expenditures, will be considered by Congress and various states in the next several years. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation on the Company.

     Risk of Technical Obsolescence; Highly Competitive Industry. Biotechnology has undergone rapid and significant technological change. The Company expects that this technology will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in products or processes becoming obsolete before marketing of these products or before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

     Numerous companies, including well-known pharmaceutical and biotechnology companies, are engaged in the business of researching and developing products similar to those of the Company. Many of these companies have substantially greater capital resources and larger research and development staffs and facilities than the Company. Such companies may succeed in their research, producing on a more timely basis products that may be more effective than any which may be developed by the Company. These companies may also be more successful than the Company in the production and marketing of such products.

     Retention of Key Personnel. The Company is dependent upon the efforts of its officers and scientists and other employees. The loss of certain of these key employees could materially and adversely affect the Company's business. There is a great deal of competition for the limited number of scientists with expertise in the area of the Company's operations. The business of the Company is dependent upon its ability to attract and retain qualified research and managerial personnel. The Company does not maintain, and has no current intention of obtaining, "key man" life insurance on any of its employees.

     Risk of Operations in Israel. The Company's primary research, development and production operations are at this time conducted in Israel and can be affected by economic, military and political conditions in that country and in the Middle East in general. The Company manages its Israeli operations with the object of protecting against any material net financial loss in U.S. dollars from the impact of Israeli inflation and currency devaluations on its non-U.S. dollar assets and liabilities. The Bank of Israel's monetary policy is to manage the exchange rate while allowing the Consumer Price Index to rise by approximately 11% in 1993, 14% in 1994 and 8% in 1995. For those expenses linked to the Israeli Shekel, such as salaries and rent, this resulted in corresponding increases in these costs in U.S. dollars. In 1993, 1994 and 1995 the Shekel was devalued by approximately 8%, 1% and 4%, respectively, against the U.S. dollar. As a result of the devaluations of the Shekel and modest increases in cost-of-living adjustments in Shekel salaries in 1993, BTG's costs of local goods and services in Israel measured in U.S. dollars remained relatively constant in 1993 despite the rise in the Consumer Price Index. However, because of the insignificant devaluation of the Shekel against the U.S. dollar despite the 14% and 8% annual rate of increase in the Consumer Price Index during 1994 and 1995, respectively, BTG's cost of local goods and services, to the extent linked in whole or in part to the Consumer Price Index, increased in U.S. dollar terms in 1994 and 1995. To the extent that expenses in Shekels exceed BTG's revenues in Shekels (which to date have consisted primarily of research funding from the Chief Scientist and sales of Bio-Tropin and BioLon in Israel), the devaluations of Israeli currency have been and will continue to be a benefit to BTG's financial condition. However, should BTG's revenues in Shekels exceed its expenses in Shekels in any material respect, the devaluation of the Shekel will adversely affect BTG's financial condition. Further, to the extent the devaluation of the Shekel with respect to the U.S. dollar does not substantially offset the increase in the costs of local goods and services in Israel, BTG's financial results will be adversely affected as local expenses measured in U.S. dollars will increase. There can be no assurance that the government of Israel will continue to devalue the Shekel from time to time to offset the effects of inflation in Israel.

     Risk of Product Liability. The testing and marketing of the Company's products entail risk of product liability. Although the Company has so far been able to obtain indemnification from pharmaceutical companies commercializing its products, there can be no assurance that other such companies will agree in the future to indemnify the Company for other of the Company's products or that such companies will, if obligated to do so, have adequate resources to fulfill their indemnity agreements. Further, to the extent the Company elects to test or market products independently, it will bear the risk of product liability directly. The Company presently has $5,000,000 of product liability insurance coverage in place. Any successful product liability claim made against the Company could substantially reduce or eliminate any stockholders' equity the Company may have and could have a significant adverse impact on the future of the Company.

     Effect of Governmental Regulation. The Company is subject to regulation by numerous governmental authorities in the United States and other countries. All of the Company's products, manufacturing processes and facilities require governmental licensing or approval prior to commercial use. The approval process applicable to products of the type being developed by the Company usually takes five to seven years from the commencement of human clinical trials and typically requires substantial expenditures. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. Failure to obtain requisite governmental approvals, or failure to obtain approvals of the scope requested, could delay or preclude the Company or its licensees from marketing their products, could limit the commercial use of the products and could also allow competitors time to introduce competing products ahead of product introduction by the Company and thereby have a material adverse effect on the Company's results of operations, liquidity and financial condition. Even after regulatory approval is obtained, use of the products could reveal side effects that, if serious, could result in suspension of existing approvals and delays in obtaining approvals in other jurisdictions. Regulation by governmental authorities in the United States and other countries is a significant factor affecting the timing of the commercialization of the Company's products and its ongoing research and development activities. The timing of regulatory approvals is not within the Company's control. To date, the length of time required to obtain regulatory approval of genetically-engineered products has been significantly longer than expected, both for the Company and the biotechnology industry in general. These delays have had, and if they continue will have, a material adverse effect on the results of operations and financial condition of the Company. The Company believes that these delays have negatively impacted its ability to attract funding and that, as a result, the terms of such financings have been less favorable to the Company than they might otherwise have been had the Company's product revenues provided sufficient funds to finance the large costs of taking a product from discovery through commercialization. As a result, the Company has had to license the commercialization of many of its products to third parties in exchange for research funding and royalties on product sales; this will result in lower revenues than if BTG had commercialized the products on its own. See "-- Capital Needs."

     Dependence on Third Parties. The Company has licensed substantially all its basic technology from third-parties. In addition, the Company has generally licensed the commercialization rights for its products to third-parties. These license agreements, which constitute BTG's most significant assets, may be canceled by the other party upon BTG's failure to perform its obligations thereunder. In addition, certain contracts may also be canceled by the Company's licensees at any or at certain specified times.

     The Company has derived, and expects to continue to derive over the next several years, a portion of its revenues from existing and new licensing, research and development and marketing agreements. These agreements typically provide the Company's licensees with certain rights, subject to an obligation to pay royalties to the Company based on any future product sales, to manufacture and market specified products developed using the Company's proprietary technology. Certain of these agreements provide for funding by licensees of research activities performed on their behalf by the Company. Continued funding and participation by these licensees will depend not only on the timely achievement of milestones, which cannot be assured, but also on each licensee's own financial, competitive, marketing and strategic considerations. Such considerations include the relative advantages, including patent and proprietary positions, of alternate products being marketed or developed by others.

     The Company's revenues from license agreements have fluctuated in the past and are expected to continue to fluctuate in the future. In addition, some of the license agreements from which the Company derives those revenues are subject to early termination. There is no assurance that historical levels of revenue from these sources will be maintained. Furthermore, the amounts of any royalty payments to be received by the Company under its license agreements will be dependent on the extent to which its licensees devote resources to the development and commercialization of the products. Although the Company believes its licensees have an economic motivation to commercialize their products, the Company will have no effective control over the licensees' commercialization efforts.

     Limited Manufacturing and Marketing Capability and Experience. The Company has limited commercial scale manufacturing capacity and experience. While it is expected that the Company's manufacturing facilities will allow the Company to satisfy the requirements of existing license and distribution agreements for the near term, there is no assurance that these requirements will be satisfied. The Company will be required to obtain regulatory approval for all of its commercial manufacturing processes and facilities. Any failure to receive, or substantial delay in obtaining, regulatory approval for its manufacturing processes and facilities could have a material adverse effect on the Company. The Company believes that it operates its facilities under, and is in compliance with, the FDA's good laboratory and manufacturing practices.

     The Company during 1995 established a sales and marketing force in the United States to promote distribution of Oxandrin and other BTG products in the United States. With respect to territories outside the United States the Company does not yet have an established sales force and relies on third parties to market its products. There can be no assurance that the Company's marketing strategy will be successful. The Company's ability to market its products successfully in the future will be dependent on a number of factors, many of which are not within its control.

     Volatility of Share Price. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of the Company's Common Stock.

     The market price of the Company's Common Stock has fluctuated over a wide range and it is likely that the price of the Company's Common Stock will fluctuate in the future. In addition, the market price of the Company's Common Stock could be adversely affected by future exercises of outstanding warrants or conversions of outstanding convertible securities. Further, the future sale of a substantial number of shares of the Company's Common Stock by existing stockholders and option and warrant holders may have an adverse impact on the market price of the Company's Common Stock. See "--Dilutive Effect of Stock Issuances, Grants, Options and Warrants" and "--Effect on Trading Market of Common Stock."

     Absence of Dividends. No dividends have been paid on the Company's Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. The indentures under which the Company's 7 1/2% Convertible Senior Subordinated Notes due April 15, 1997 and the Series B 11% Senior Secured Convertible Notes due October 15, 1998 were issued prohibit the payment of cash dividends on BTG Common Stock.

     Dilutive Effect of Stock Issuances, Grants, Options and Warrants; Effect on Trading Market. BTG has granted options to purchase an aggregate of approximately 6,000,000 shares of the Company's Common Stock under certain employee benefit plans. Warrants to purchase an aggregate of approximately 4,200,000 shares of the Company's Common Stock, including the Warrants, are also outstanding under previous financing arrangements and other transactions. Many of these options and warrants have exercise prices below the current market price of the Company's Common Stock. In addition, the Company may issue additional stock, warrants and/or options to raise capital in the future. The Company regularly examines opportunities to expand its technology base and product line through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with such transactions. See "--Capital Needs". The Company may also issue additional securities in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Company's Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. See "-- Capital Needs." To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Company's Common Stock at the time such options and warrants are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment. In addition to the shares of Common Stock registered hereunder, the Company currently has registered for resale from time to time on behalf of certain stockholders of the Company an aggregate of approximately 2,700,000 additional shares of Common Stock. The sale of these shares could adversely affect the market price for the Common Stock.

     No Prior Public Market for Warrants. There is no existing market for the Warrants and there can be no assurance as to the liquidity of any market that may develop for the Warrants, the ability of Warrantholders to sell their Warrants or at what price Warrantholders will be able to sell their Warrants. Future trading prices of the Warrants will depend upon many factors, including, among other things, the Company's operating results and the price of the Common Stock. It is unlikely an active market for the Warrants will develop.

     Certain Anti-Takeover Effects. The shares beneficially owned by the Company's executive officers, directors and five percent stockholders, combined with the ability of the Company's Board of Directors to issue shares of preferred stock without further vote or action by the Company's stockholders, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company's stockholders. Consequently, the market price for the Company's Common Stock may be less likely to reflect a "premium for control." In addition, Section 203 of the Delaware Law, which is applicable to the Company, contains provisions that are normally considered to have the effect of inhibiting a non-negotiated merger or other business combination.

     Limitation on Use of Net Operating Loss Carryforwards. The Company has net operating loss carryforwards available to reduce future federal taxable income, aggregating approximately $50 million as of December 31, 1995, which expire from 1997 through 2010. The use of such carryforwards is severely limited as a result of ownership changes resulting from previous share issuances. Subsequent changes in the Company's ownership may cause further limitations on the annual amounts of the carryforwards which can be utilized.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Warrants or the shares of Common Stock issuable upon the exercise of the Warrants by the Selling Security Holder. The proceeds, if any, received by the Company upon the exercise of the Warrants will be utilized by the Company for working capital purposes.



                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 150,000,000 shares of Common Stock, par value $.01, and 4,000,000 shares of Preferred Stock, par value $.01. The following brief description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, copies of which are on file with the Commission.

     COMMON STOCK. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of Preferred Stock, the holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

     The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company, New York, New York.

     PREFERRED STOCK. The Board of Directors has authority to issue the Preferred Stock from time to time without stockholder approval, in one or more series. The Board of Directors is authorized with respect to any series of Preferred Stock to fix the designation, the number of shares, the voting powers, the conditions of the conversion privilege, if any, the terms and conditions of the redemption rights, if any, the rights upon liquidation, merger, consolidation, distribution or sale of assets, and dissolution or winding-up, the dividend rate and whether dividends shall be cumulative, and any other powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series. No shares of Preferred Stock are currently outstanding.


     WARRANTS.

     Class A Warrants.

     The following summary of certain provisions of the A Warrants being offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions contained in the A Warrants.

     The Company has 813,333 A Warrants outstanding as of the date hereof. Each of the A Warrants entitles the registered holder thereof to purchase one share of Common Stock at a purchase price of $4.92 per share, subject to adjustment under certain circumstances, at any time up to and including 5:00 p.m. New York time on March 31, 1998.

     The exercise price of the A Warrants and the number and kind of shares of Common Stock to be obtained upon exercise of the A Warrants is subject to adjustment in certain circumstances. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the exercise price of the A Warrants in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares of Common Stock, the exercise price of the A Warrants in effect immediately prior to such combination shall be proportionately increased. In case the Company shall at any time declare a dividend upon its Common Stock payable solely in shares of Common Stock, the exercise price of the A Warrants in effect immediately prior to such dividend shall be proportionately reduced.

     The A Warrants may be exercised upon surrender of the warrant certificates on or prior to their expiration date at the offices of the Company with the "Form of Subscription" attached to the A Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Company) for the number of A Warrants being exercised.


     Class B Warrants.

     The following summary of certain provisions of the B Warrants being offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions contained in the B Warrants.

     The Company has 406,666 B Warrants outstanding as of the date hereof. Each of the B Warrants entitles the registered holder thereof to purchase one share of Common Stock at a purchase price of $9.84 per share, subject to adjustment under certain circumstances, at any time up to and including 5:00 p.m. New York time on March 31, 1999.

     The exercise price of the B Warrants and the number and kind of shares of Common Stock to be obtained upon exercise of the B Warrants is subject to adjustment in certain circumstances. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the exercise price of the B Warrants in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares of Common Stock, the exercise price of the B Warrants in effect immediately prior to such combination shall be proportionately increased. In case the Company shall at any time declare a dividend upon its Common Stock payable solely in shares of Common Stock, the exercise price of the B Warrants in effect immediately prior to such dividend shall be proportionately reduced.

     The B Warrants may be exercised upon surrender of the warrant certificates on or prior to their expiration date at the offices of the Company with the "Form of Subscription" attached to the B Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Company) for the number of B Warrants being exercised.

                             SELLING SECURITY HOLDER

     The following table sets forth information as of December 31, 1995 except as otherwise noted, with respect to the number of shares of Common Stock and the number of Warrants beneficially owned by the Selling Security Holder. The Selling Security Holder owns 3.3% of the outstanding Common Stock prior to the consummation of the offering and upon consummation of the offering the Selling Security Holder will own less than one percent of the outstanding Common Stock.

===================================================================================================================================
                       Number of shares                                  Number of        Number of        Number of shares
Selling                of Common Stock           Number of shares        A Warrants       B Warrants       of Common Stock
Security               beneficially owned        of Common Stock         registered       registered       beneficially owned
Holder                 prior to offering (1)     registered herein (2)   herein           herein           after offering
===================================================================================================================================
Edward Blech
Trust, Mordecai
Jofen, Trustee         1,467,999(3)              1,219,999               813,333          406,666          248,000(4)
===================================================================================================================================

(1)      Includes shares issuable upon the exercise of Warrants.

(2)      Consists of shares issuable upon the exercise of Warrants.

(3) Consists of 813,333 shares issuable upon the exercise of A Warrants, 406,666 shares issuable upon the exercise of B Warrants and 248,000 shares issuable upon the exercise of other Warrants which have an exercise price of $5.49 per share.

(4) Consists of 248,000 shares of Common Stock issuable upon the exercise of Warrants which have an exercise price of $5.49 per share.


                              PLAN OF DISTRIBUTION

     The distribution of the shares of Common Stock and Warrants by the Selling Security Holder may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock or Warrants may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holder may effect such transactions by selling shares and Warrants to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holder and/or purchasers of shares and Warrants for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Security Holder may also sell such shares of Common Stock and Warrants pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares and Warrants as collateral for margin accounts and such shares and Warrants could be resold pursuant to the terms of such accounts. The Selling Security Holder and any broker-dealers that act in connection with the sale of the Common Stock or Warrants might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the Selling Security Holder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holder will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Security Holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act, which Rule would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     In order to comply with certain state securities laws, if applicable, the Common Stock and the Warrants will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     The Company will not receive any of the proceeds from the sale of warrants or shares of Common Stock by the Selling Security Holder. The proceeds, if any, from the exercise of the Warrants will be received by the Company; no brokerage commissions or discounts will be paid in connection therewith.


                                  LEGAL MATTERS

     Legal matters relating to the Common Stock have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York 10103. Partners and Of Counsel of Fulbright & Jaworski L.L.P., as of April 17, 1996, beneficially owned an aggregate of 9,712 shares of the Company's Common Stock.


                                     EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

SEC Registration Fee........................................... $      2,760.00
Accountant's Fees and Expenses.................................        7,500.00*
Legal Fees and Expenses........................................       10,000.00*
Miscellaneous..................................................        5,740.00*
                                                                      ---------

      Total.................................................... $     26,000.00*
                                                                      =========


- -----------
* estimated


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provision for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. EXHIBITS

4        (a)     Form of A Warrant Certificate.

         (b)     Form of B Warrant Certificate.

5   -            Opinion of Fulbright & Jaworski L.L.P. regarding legality.

23       (a)     Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

         (b)     Consent of Arthur Andersen.

24               Power of Attorney (on signature page).
- -------------------


Item 17. Undertakings.

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on April 18, 1996.

                                             Bio-Technology General Corp.

                                             By: /s/ Sim Fass
                                                 ------------------------
                                                 (Sim Fass, President)


                              ---------------------



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                       Title                             Date
- ---------                       -----                             ----

                                President, CEO, Treasurer         April 18, 1996
/s/ Sim Fass                    and Director (Principal
- ---------------------------     Executive Officer)
(Sim Fass)

/s/ Herbert J. Conrad           Director                          April 18, 1996
- ---------------------------
(Herbert J. Conrad)

/s/ Fred Holubow                Director                          April 18, 1996
- ---------------------------
(Fred Holubow)

/s/ Hoffer Kaback               Director                          April 18, 1996
- ---------------------------
(Hoffer Kaback)

/s/ Charles MacDonald           Director                          April 18, 1996
- ---------------------------
(Charles MacDonald)

/s/ Moses Marx                  Director                          April 18, 1996
- ---------------------------
(Moses Marx)

/s/ David Tendler               Director                          April 18, 1996
- ---------------------------
(David Tendler)

/s/ Virgil Thompson             Director                          April 18, 1996
- ---------------------------
(Virgil Thompson)

/s/ Dan Tolkowsky               Director                          April 18, 1996
- ---------------------------
(Dan Tolkowsky)

/s/ Bradford T. Whitmore        Director                          April 18, 1996
- ---------------------------
(Bradford T. Whitmore)

/s/ Yehuda Sternlicht           Vice President - Finance          April 18, 1996
- ---------------------------     and Chief Financial Officer
(Yehuda Sternlicht)             (Principal Financial and
                                Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit          Description
 -------          -----------
4        (a)     Form of A Warrant Certificate.

         (b)     Form of B Warrant Certificate.

5   -            Opinion of Fulbright & Jaworski L.L.P. regarding legality.

23       (a)     Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).

         (b)     Consent of Arthur Andersen.

24               Power of Attorney (on signature page).